Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend.

LOWELL, Mass—(BUSINESS WIRE)—October 19, 2010—Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On October 19, 2010, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.10 per share to be paid on December 1, 2010 to shareholders of record as of November 10, 2010. The quarterly dividend represents a 5.3% increase over the 2009 dividend rate.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem. The Company has also obtained regulatory approvals to establish a new branch in Hudson, New Hampshire, and expects that this office will be open for business within the next three to four months.